Exhibit 99.1

ePlus Adds New Member to Board of Directors

Maureen F. Morrison Brings Additional Financial and Audit Expertise
 to the ePlus Board

HERNDON, VA – June 14, 2018 – ePlus inc. (NASDAQ NGS: PLUS) today announced that Maureen F. Morrison has been elected as a member of its Board of Directors.  Ms. Morrison will fill a newly-created board seat, bringing the total number of directors to nine.  The Board determined that Ms. Morrison is an independent director within the meaning of Nasdaq rules.

"We welcome Ms. Morrison to the Board. Her financial background, especially in the areas of audit, governance, mergers and acquisitions, public offerings, and private investing, brings a complementary and innovative perspective to our Board.  We look forward to leveraging her deep technology experience with emerging technologies and transformational opportunities as we shape our strategy and vision for the company moving forward," said Mark Marron, CEO and president of ePlus.

"I am pleased to join the distinguished board of ePlus and look forward to contributing to their continued success," added Ms. Morrison.

Ms. Morrison is a highly-accomplished senior executive leader who retired in 2015 from a career as an audit partner at PricewaterhouseCoopers, LLP.  At PwC, Ms. Morrison worked with prominent, multibillion dollar global technology corporations.  She has diversified experience in software, IT-enabled solutions and consulting, hardware, and manufacturing.  As a highly-respected financial and accounting professional, Ms. Morrison has extensive experience in corporate boardrooms, advising Audit Committees of midcap public companies, private equity-backed entities, and Fortune 500 companies.

Ms. Morrison's biography is available on ePlus' investor relations website: www.eplus.com/investors.

About ePlus inc.

ePlus is a leading consultative technology solutions provider that helps customers imagine, implement, and achieve more from their technology.  With the highest certifications from top technology partners and expertise in key technologies from cloud to security and digital infrastructure, ePlus transforms IT from a cost center to a business enabler.  Founded in 1990, ePlus has more than 1,200 associates serving a diverse set of customers in the U.S., Europe, and Asia-Pac.  The Company is headquartered at 13595 Dulles Technology Drive, Herndon, VA, 20171.  For more information, visit www.eplus.com, call 888-482-1122, or email info@eplus.com.  Connect with ePlus on Facebook at www.facebook.com/ePlusinc and on Twitter at www.twitter.com/ePlus.  ePlus. Where Technology Means More®.

ePlus®, Where Technology Means More®, and ePlus products referenced herein are either registered trademarks or trademarks of ePlus inc. in the United States and/or other countries.  The names of other companies, products, and services mentioned herein may be the trademarks of their respective owners.

Contact:
Kleyton Parkhurst, SVP
ePlus inc.
kparkhurst@eplus.com
703-984-8150